Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Annual Report, Form 10-KSB, of Studio One Media, Inc., of our report dated September 27, 2007 on our audit of the financial statements of Studio One Media, Inc., as of June 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for June 30, 2007 and 2006 and from inception July 1, 2002 through June 30, 2007 and the periods then ended.

Moore & Associates Chartered
Las Vegas, Nevada
September 28, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501